EXHIBIT 10(a)(7)

SCHEDULE OF CHANGE IN CONTROL AGREEMENTS

Term
Patrick D. Henneberry	18 months
Louis T. Bolognini	18 months
H. P. Mechler	18 months
George Muller	12 months
J. Eric Story	12 months